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                    MORGAN STANLEY INSTITUTIONAL FUND, INC.

       SUPPLEMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

                  SYSTEMATIC ACTIVE LARGE CAP CORE PORTFOLIO
                  SYSTEMATIC ACTIVE SMALL CAP CORE PORTFOLIO
                 SYSTEMATIC ACTIVE SMALL CAP VALUE PORTFOLIO
                 SYSTEMATIC ACTIVE SMALL CAP GROWTH PORTFOLIO

    SUPPLEMENT (the "Supplement") to AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of June 1, 2005 by and between Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the "Fund"), and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (the "Adviser") (the "Agreement").

                                   RECITALS

    WHEREAS, the Fund has executed and delivered the Agreement, which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

    WHEREAS, the Fund has created four additional portfolios: Systematic Active Large Cap Core Portfolio, Systematic Active Small Cap Core Portfolio, Systematic Active Small Cap Value Portfolio and Systematic Active Small Cap Growth Portfolio (the "Portfolios").

    WHEREAS, the Fund has terminated seven inactive portfolios: China Growth Portfolio, Gold Portfolio, Large Cap Value Portfolio, MicroCap Portfolio, Mortgage-Backed Securities Portfolio, Municipal Bond Portfolio and U.S. Equity Plus Portfolio (the "Terminated Portfolios").

                                  AGREEMENTS

    Now, therefore, the parties agree as follows:

    The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Portfolios will be as set forth below:

Portfolio                                       Contractual Rate of Advisory Fee
---------                                       --------------------------------

Systematic Active Large Cap Core Portfolio 0.35% of daily net assets Systematic Active Small Cap Core Portfolio 0.75% of daily net assets Systematic Active Small Cap Value Portfolio 0.75% of daily net assets Systematic Active Small Cap Growth Portfolio 0.75% of daily net assets

    The names of the Terminated Portfolios and the compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Terminated Portfolios will be removed.

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    This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

    The parties listed below have executed this Supplement as of the 6th day of February, 2006.

MORGAN STANLEY INVESTMENT                    MORGAN STANLEY INSTITUTIONAL
MANAGEMENT INC.                              FUND, INC.

/s/ Ronald E. Robison                        /s/ Ronald E. Robison
---------------------                        ---------------------
Name:  Ronald E. Robison                     Name:  Ronald E. Robison
Title:  Managing Director and Director       Title:  President and
                                                     Principal Executive Officer